Exhibit 5.1

TiVo Inc.

2160 Gold Street

Alviso, CA 95002

March 12, 2004

TiVo Inc.

2160 Gold Street

P.O. Box 2160

Alviso, California 95002

Re:	Registration Statement on Form S-3; 356,850 shares of common stock, par value $.001 per share.

Ladies and Gentlemen:

In connection with the registration of the sale of 356,850 shares of common stock of the Company, par value $0.001 per share (the “Shares”), under the Securities Act of 1933, as amended (the “Act”), by TiVo Inc., a Delaware corporation (the “Company”) on Form S-3 (File No. 333-112836) (the “Registration Statement”), you have requested my opinion with respect to the matters set forth below.

In my capacity as General Counsel, I am familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter.

I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, that the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to my name contained under the heading “Validity of the Securities.”

Very truly yours,

/s/ Matthew P. Zinn

Matthew P. Zinn General Counsel, TiVo Inc.